Exhibit 99.1
For Immediate Release August 1, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Announces Additional $500 Million Share Repurchase Authorization & Quarterly Cash Dividend on Common Shares

Pawtucket, RI (August 1, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has authorized the Company to repurchase an additional $500 million of its common stock. As of Wednesday, July 31, 2013, $71.8 million remained available in the Company's prior share repurchase authorization.

Additionally, the Company's Board of Directors has declared a quarterly cash dividend of $0.40 per common share.  The dividend will be payable on November 15, 2013 to shareholders of record at the close of business on November 1, 2013.

"The additional $500 million share repurchase authorization is consistent with our stated capital deployment priorities of strategically investing in our business and returning cash to our shareholders through the payment of our quarterly dividend and the repurchase of our shares," said Deborah Thomas, Hasbro's Chief Financial Officer.  "The ability to fund these programs reflects our strong cash flow generation of $632 million over the trailing twelve months and a solid balance sheet."

Since re-starting its buyback program in June 2005, the Company has repurchased 91.4 million shares at a total cost of $2.8 billion and an average price of $30.30 per share.

Repurchases of the Company's common stock may be made from time to time, subject to market conditions. These shares may be purchased in the open market or through privately negotiated transactions. Hasbro has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue the repurchase program at any time.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2013 Hasbro, Inc. All Rights Reserved.
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